EXHIBIT 99.1

Gladstone Capital Announces Monthly Cash Distributions for July, August and September 2020 and Conference Call Date

MCLEAN, Va., July 14, 2020 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) announced today that its board of directors declared the following monthly cash distributions for July, August and September 2020 and also announced its plan to report earnings for its third fiscal quarter ended June 30, 2020.

Cash Distributions:

Common Stock: $0.065 per share of common stock for each of July, August and September 2020, payable per the table below.

Record Date	Payment Date	Cash Distribution
July 24	July 31	$0.065
August 24	August 31	$0.065
September 23	September 30	$0.065
Total for the Quarter:		$0.195

The Company offers a dividend reinvestment plan (the “DRIP”) to its common stockholders. For more information regarding the DRIP, please visit www.gladstonecapital.com.

Earnings Announcement:

The Company also announced today that it plans to report earnings for the third fiscal quarter ended June 30, 2020, after the stock market closes on Wednesday, July 29, 2020. The Company will hold a conference call Thursday, July 30, 2020 at 8:30 a.m. EDT to discuss its earnings results.  Please call (833) 519-1258 and enter conference number 6854369 to enter the conference call.  An operator will monitor the call and set a queue for questions.

A conference call replay will be available after the call and will be accessible through August 6, 2020. To hear the replay, please dial (855) 859-2056 and use playback conference number 6854369.

The live audio broadcast of the Company’s conference call will be available online at www.gladstonecapital.com. The event will be archived and available for replay on the Company’s website through September 30, 2020.

If you have questions prior to or following the earnings release you may e-mail them to capital@gladstonecompanies.com.

Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Source: Gladstone Capital Corporation

For further information: Gladstone Capital Corporation, 703-287-5893